Exhibit 99.1

NEWS RELEASE

Cobalt International Energy, Inc. Announces Executive Officer Changes

Houston, Texas — June 16, 2010 — Cobalt International Energy, Inc. (“Cobalt”) (NYSE:CIE) today announced that Rodney L. Gray, Chief Financial Officer and Executive Vice President has resigned due to personal reasons. He will be replaced by John P. Wilkirson who is currently Cobalt’s Vice President, Strategic Planning and Investor Relations. These changes are effective June 18, 2010.

Commenting on these changes, Joseph H. Bryant, Cobalt’s Chairman and Chief Executive Officer said, “I regret Rod’s decision to leave Cobalt, but respect his desire to spend more time with his family in Atlanta. Over the past year, Rod has made many significant contributions to our company while balancing his CFO role in Houston with commuting from his home in Atlanta. I understand the toll that this has taken and we wish him the very best in his future endeavors.”

“I am very pleased that John has accepted Cobalt’s Chief Financial Officer position. The Board of Directors and I know John well and we have always been impressed with his business acumen, work ethic and strategic vision. I am confident that John will continue to make outstanding contributions to the Cobalt team during a seamless transition and for years ahead.”

Mr. Wilkirson joined Cobalt in 2007 and has over 25 years of experience in the energy industry. Prior to joining Cobalt, he was Vice President, Strategic Planning and Economics of Unocal Corporation. From 1992 to 1997 he was Engagement Manager at McKinsey and Company. Additional industry experience includes positions at Exxon Company USA, Sohio Petroleum Company, and British Petroleum. Mr. Wilkirson has a Bachelor of Science Degree with Highest Honors in Petroleum Engineering and a Master of Business Administration from the University of Texas at Austin.

About Cobalt

Cobalt is an independent oil and gas exploration and production company focusing on the deepwater U.S. Gulf of Mexico and offshore Angola and Gabon. Cobalt was formed in 2005 and is headquartered in Houston, Texas.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995 — that is, statements related to future, not past, events.  Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact.  In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words.  These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate.  Actual results and future events could differ materially from those anticipated in such statements.  For further discussion of risks and uncertainties, individuals should refer to Cobalt’s SEC filings.  Cobalt undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  All forward-looking statements are qualified in their entirety by this cautionary statement.

Contacts

Rich Smith

Vice President

+1 (713) 579-9141